Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, N.A., CORPORATE TRUSTEE

700 Lavaca / (512) 479-2562 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES FOURTH QUARTER 2005 DISTRIBUTION

AUSTIN, TEXAS December 21, 2005—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the fourth quarter of 2005.  The amount available for distribution will be $1,811,017 or $.381146 per Unit.  The fourth quarter distribution will be payable on January 11, 2006 to unitholders of record on December 31, 2005. This distribution includes a net deposit to the Special Cost Escrow Account described below.

A summary of activity on the Trust properties follows.  Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified. Operating results for the Trust’s third quarter of 2005 represent actual production and expenses for the periods May through July, and results for the Trust’s fourth quarter 2005 represent actual production and expenses for the periods August through October.  As discussed below, the amount available for distribution for the fourth quarter of 2005 generally reflects higher average commodity prices during the quarter, offsetting decreases in production, as well as lower capital expenditures due to the suspension or delay of capital expenditure projects.

Gas revenues recorded by the Working Interest Owners on the Trust properties decreased 46% to $2,792,859 in the fourth quarter of 2005 from $5,165,025 in the third quarter of 2005.  Gas volumes during the fourth quarter of 2005 decreased 55% to 321,384 Mcf, compared to 708,345 Mcf in the third quarter of 2005. The decrease in gas revenue was primarily due to hurricane-related disruptions during the Trust’s fourth quarter of 2005.  Ship Shoal 182/183 ceased selling gas in late August due to damages from Hurricane Katrina to a third-party pipeline. Gas production on Ship Shoal 182/183 is currently expected to resume in the second quarter of 2006.  Hurricane Katrina caused temporary down time on Eugene Island 339 in August, and the field has been shut-in since September due to Hurricane Rita.  Gas production on Eugene Island 339 is expected to resume in February 2006 after a new sales platform is built by the operator to replace the Eugene Island 338 sales platform destroyed by Hurricane Rita.  On West Cameron 643, production on the A-14 well loaded up in late August, the field was temporarily shut-in during late August during Hurricane Katrina and production remains shut-in following Hurricane Rita’s major damage to various platforms.  Gas production on West Cameron 643 is expected to resume in early 2006.  The average price received for natural gas increased 19% to $8.69 per Mcf in the fourth quarter of 2005 from $7.29 per Mcf in the third quarter of 2005.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties decreased 34% to $6,214,140 in the fourth quarter of 2005 from $9,485,348 in the third quarter of 2005. Oil volumes during the fourth quarter of 2005 decreased 44% to 103,700 barrels, compared to 186,210 barrels of oil produced in the third quarter of 2005. The decrease in crude oil revenue was primarily due to hurricane-related disruptions.  Ship Shoal 182/183 ceased selling oil temporarily in late August due to Hurricane Katrina, and damages from Hurricane Katrina to a third-party gas pipeline have also impacted oil production.  Oil production on Ship Shoal 182/183 has returned to approximately 63% of pre-storm levels, but full production capacity is currently not expected until the second quarter of 2006.  Hurricane

Rita also caused down time on Eugene Island 339 in late August and the field has been shut-in since September due to Hurricane Rita as the third-party sales platform described above was completely destroyed.  Oil production is expected to resume in early 2006.  The average price received for crude oil increased 17.6% to $59.92 per barrel in the fourth quarter of 2005 from $50.94 per barrel in the third quarter of 2005.

The Trust’s share of capital expenditures decreased by $439,555 in the fourth quarter of 2005 to $76,430, as compared to $515,985 in the third quarter of 2005. The decrease in capital expenditures reflect a suspension or delay of capital expenditure projects during the fourth quarter of 2005 after the hurricanes discussed above.  Future capital expenditures are expected to increase as prior projects are resumed and repair costs are incurred.  The Working Interest Owners have not been able to provide the Trustees with current estimates of these future capital expenditures at this time.

The Trust’s share of operating expenses decreased by $68,025 in the fourth quarter of 2005 to $903,104 as compared to $971,129 for the third quarter of 2005.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a deposit of $207,313 into the Trust’s Special Cost Escrow Account in the fourth quarter of 2005, compared to a net release of $2,301,397 in the third quarter of 2005. This deposit relates to an adjustment and correction by a Working Interest Owner to its projected future capital expenditures.  The Trustees are currently reviewing with the Working Interest Owner the effects of this adjustment on its projected future capital expenditures and related matters.  Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above.

This press release contains forward-looking statements.  Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2004 under “Business-Principal Trust Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(512) 479-2562

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